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OPLINK COMMUNICATIONS, INC

Moderator: Janey Lin
October 30, 2019
4:00 pm CT

Operator:  Please standby. Good day and welcome to the Oplink First Quarter Fiscal 2015 Earnings Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Stephen Welles. Please go ahead.

Stephen Welles:  Good afternoon everyone. And thank you for joining today's call. On the call today are Joe Liu, Chairman and CEO of Oplink, Shirley Yin, CFO of Oplink and Peter Lee, President and COO of Oplink. Before we get started, I'd like to remind you that the following discussion contains forward looking statements that involve risks and uncertainties, and that Oplink's actual results may vary materially from those discussed here. Risk factors that could the actual results to differ from statements on this call can be found in our periodic filings with the SEC. Forward looking statements made on this conference call are based on current expectations. And Oplink does not intend to update or revise them whether it's a result of new developments or otherwise.

Now I'd like to turn the call over to Joe Liu, chairman and CEO. Please go ahead, Joe.

Joe Liu:  Thank you, Steve. And thanks to all of you for joining us today. Our revenue for the quarter was $57.1 million, a record quarter for Oplink and a 12% sequential increase from June Quarter revenue of $51.5 million. The growth came mostly from US Datacom markets and the computer wireless network buildup in China.

The Datacom growth is coming from some of the household name, Web 2.0 companies that are building their own data center and private networks. We are selling both active and passive parts into this market. This has historically not been a big market for us. But it is now a big factor in our current topline growth trend.

We're also seeing growth in China driven by the 4G LTE station development ramp up. Our telecom business was flattish to slightly up for us overall. And we are seeing some areas of trends such as ROADM and the 100G related passive component and modules. Before handing the call over to Shirley, I would like to give you a quick update on the sale of connective business.

We are near the end of the process undertaken by Cowan & Company on our behalf to seek alternatives for the Oplink Connected business. We do have some interest from some potential buyers. But the valuations are disappointing. Regardless, though, we expect that our board will make a decision on the divestment of that business soon.

Our target is to have it off the books before this calendar year end. In conclusion, we had a strong quarter and we are very confident in the long term opportunity for our business. With that, I will call - I will turn the call to Shirley for the financial review. Shirley, please go ahead.

Shirley Yin:  Thanks, Joe. And thanks to all of you for joining us today. Revenue for the quarter was $57.1 million, a 12% increase from prior quarter revenue of $51.1 million and a 4% increase from First Quarter Fiscal 2014 revenue of $54.8 million. Our 10% customers were Huawei and Coriant. Together, they accounted for 31% of our revenue for the quarter.

GAAP income from continuing operations was $4.2 million, a $0.24 per share up from income $3.2 million or $0.18 per share in the prior quarter and slightly up from income of $4.2 million or $0.22 per diluted share reported for the First Quarter of Fiscal 2014. GAAP income from continuing operation excludes the results of the Oplink Connected division which has been classified as discontinued operations, and it is net of taxes.

Non-GAAP income from continuing operations for the First Quarter was $6 million or $0.34 per diluted share up from $4.2 million or $0.23 per diluted share reported in the prior quarter and slightly up from $6 million or $0.31 per diluted share reported for the First Quarter of Fiscal 2014. A reconciliation of the non-GAAP financial measures to the GAAP equivalents is included in our earnings press release.

Our non-GAAP growth margin in the First Quarter was 32.1%, 190 basis points up from 30.2% in the prior quarters due mostly to higher utilization of our manufacturing overhead and labor because of higher revenue. For the December quarter, we expect those margins to be slightly higher again due mostly to higher expected revenue.

Turning to our operating results, total non-GAAP operating expenses were $11.4 million slightly up from the prior quarter expenses of $11.2 million. The increase is primarily due to increased spending in R&D projects. For the December quarter, we expect expenses for the continuing operations to be slightly higher than the level of the First Quarter again due to increased R&D spending as we continue to invest in our R&D capabilities.

Non-GAAP tax rate from continuing operations is roughly 16%. We expect our tax rates for the December quarter to remain at the same level as the First Quarter.

Total head count at quarter end was 3,602 down slightly from the prior quarter due to normal attrition in direct labor head count.

We closed the quarter with cash and marketable securities of $130 million down from $140 million in the prior quarter.  We repurchased $12.1 million worth of stock during the quarter. And shares outstanding at the end of the quarter was 17 million.  As of the end of our First Quarter of Fiscal 2015, approximately $57.8 million was available for future purchases under our share repurchase program.

We spent $1.4 million in CAPEX during the First Quarter.  We expect CAPEX for Fiscal 2015 to be in $10 million range.

Accounts receivable at the end of the First Quarter were $46.7 million, up from $43.6 million in prior quarter due to higher revenue. DSOs  were 74 days, down from 77 days in the prior quarter.

Inventory was $37 million, down from $38.8 million at the end of last quarter.  We expect inventory levels to remain at about this level in the December quarter.

We also announced our second regularly quarterly dividend, cash dividend of $0.05 per share of our common stock. The dividend will be paid to stockholders of record as of November 10, 2014 and will be paid on November 17, 2014.

For the December quarter, we expect revenue to be in the range of $58 million to $62 million. GAAP income from continuing operations net of taxes is expected to be in the range of $0.32 to $0.38 per diluted share. Non-GAAP income from continuing operations is expected to be in the range of $0.38 to $0.44 per diluted share. Expenses to be incurred by Oplink Connected business including expected expenses incurred to seek strategic alternatives will be approximately $2.7 million, which will be presented as discontinued operations.

Now we'll take your questions through the operator. Please go ahead.

Operator:  Thank you. If you like to ask a question, please signal by pressing star 1on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star 1 to ask a question. We'll pause for just a moment to allow everyone an opportunity to signal for questions.

We'll take our first question from Patrick Newton with Stifel.

(Robert):  Good afternoon. Thanks for taking my questions. This is actually Robert who's been on for Patrick today. So Joe, .a couple of questions on...

Jos Liu:  Hello, Rob.

(Robert):  Datacom. Hello.

Joe Liu:  Yes.

(Robert):  You mentioned you know some good trends you're seeing from some you know Web 2.0 customers, your clients. I was just wondering what kind of visibility you have into that going forward? Or I guess what kind of - how long you kind of expect this sort of increased you know Datacom revenue to continue?

Jos Liu:  Well, they're twofold. One is the number of internet-based company you know has increased from you know historically one to now more than 4. And then the second question is are they continuous. And they're not. And - but I - you know we could see probably into a quarter, maybe two. Right now I think the visibility you know into Calendar Year 2015 is minimal.

(Robert):  Alright. Great. Thank you for that. And then so I guess we look Datacom as well - or I'm sorry, not Datacom, telecom, you mentioned some strength in ROADM. We heard a recent competitor also mentioning ((inaudible)) taking order in (rodems). I just wonder if that gives you any insight into kind of the timing of a North American metro upgrade cycle.

Joe Liu:  I think that we saw steady but not a lot you know steady increase from our key accounts. And I expected that you know Fiscal 2015 and also Calendar Year 2015 would be a stronger year.

(Robert):  Okay. For your ROADM business in general.

Joe Liu:  Just for ROADMs specifically. You were asking about ROADM.

(Robert):  Right. Right. And then I guess does that give you any insight into like a potential for metro upgrade or timing of when that might occur.

Joe Liu:  We don't have that crystal ball. I think that Northern American business in general are stronger than the prior quarter.

(Robert):  Got you. And then one last question. Some stock buyback looks like you $12.1 million this quarter, $18.2 million last quarter. I'm just kind of wondering what your thoughts were on why the sequential decrease. I know you mentioned in the last conference call that the stock look was a good value at the price at the time which I believe was over 19. Just wondering your thoughts on the timing of the buybacks.

Joe Liu:  A good question, Rob. We have slowed our - the over market repurchase a little bit while the board with the help of you our financial advisor is looking at additional ways of returning cash to the stockholders. So you know being that we are looking at other alternatives.

(Robert):  Okay. Any thoughts on what those could potentially be?

Joe Liu:  I cannot comment too much on - or add any you know color to that.

(Robert):  Okay. Guess I had to try. Thanks for taking my questions.

Joe Liu:  Thank you, (Rob).

Shirley Yin:  Thanks, (Rob).

Operator:  That concludes today's question and answer session. At this time, I turn the call back over to our speakers for any additional or closing remarks.

Stephen Welles:  Thank you. We have no further comments. Thanks everyone for joining today's call.

Operator:  That does conclude today's conference. We thank you for your participation.

Male:  Very good.

END